AMENDMENT

To Transfer Agency and Service Agreement
Between
Each of the Entities Listed on Schedule A to the Agreement (the "Funds")
and
Boston Financial Data Services, Inc.

This Amendment is made as of this 31st day of December 2015 and shall be effective as of January 1, 2016, between the Funds and Boston Financial Data Services, Inc. (the "Transfer Agent"). In accordance with Section 16.1 (Amendment) of the Transfer Agency and Service Agreement dated October 22, 2007, as amended, between the Funds and the Transfer Agent (the "Agreement"), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Section 12.1 *(Term)* of the Agreement is amended by replacing the first four (4) sentences with the following:

   "12.1. Term. The initial term of this Agreement (the "Initial Term") shall be from January 1, 2016 through December 31, 2020, unless terminated pursuant to the provisions of this Section 12. The term shall automatically renew for successive periods of one year each ("Renewal Term") unless either the Transfer Agent or the Fund gives written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term or of a Renewal Term that it does not desire to renew. In the event that the Fund wishes to terminate this Agreement for convenience prior to the expiration of the Initial Term or a Renewal Term, the Fund shall give one hundred and eighty (180) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 12.3."

2. Section 12.3(c) (*Early Termination for Convenience*) of the Agreement is replaced with the following:

   "In addition to the foregoing, in the event that the Fund terminates this Agreement prior to the end of the Initial Term or any Renewal Term other than due to the Transfer Agency's bankruptcy under Section 12.6 or for cause under Section 12.7, the Fund shall pay the Transfer Agent an amount equal to: the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term, not to exceed three (3) months."

3. Schedule 3.1 *(Fees and Expenses)*. Schedule 3.1 to the Agreement is replaced by the revised Schedule 3.1 dated January 1, 2016, which is attached hereto and incorporated herein.

4. All defined terms and definitions in the Agreement shall be the same in this amendment (the "Amendment") except as specifically revised by this Amendment.

5. In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

6. This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE AGREEMENT

By: [signature]

Name: Eric M. Rubin

Title: President, American Independence Funds Trust and Rx Funds Trust

BOSTON FINANCIAL DATA SERVICES, INC.

By: [signature]

Name: ROBERT C. TRAVER

Title: MANAGING DIRECTOR

SCHEDULE 3.1

FEES AND EXPENSES

Effective: January 1, 2016

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees	
Open Account Fees	
Direct Accounts	$16.00 per account
Networked Accounts (NSCC Matrix level III accounts)	$10.00 per account
Closed Accounts	$1.90 per account
Complex Base Fee (includes 33 CUSIPs)	$195,000.00 per year
Additional CUSIP Fees[1]	
34-44 CUSIPs	$9,000.00 per CUSIP
45 and above CUSIPs	$6,000.00 per CUSIP
Activity Based Fees (manual transactions)	
New Account Setup	Waived
Telephone Calls	Waived
Retirement Fee (paid by Shareholder)	
IRA Custodial Fee	$15.00 per SSN
Automated Work Distributor	
License and Remote Processing Fees[2]	$5,200.00 per Workstation
Reimbursable Expenses	Billed as Incurred

Reimbursable expenses are further described in Section 3.2 of the Agreement. The following reimbursable expense(s) have been waived for the term of this Agreement: state tax reporting.

[1] CUSIP set up fees are waived for the next fifteen (15) CUSIPs added to TA2000, but each new CUSIP added thereafter will be subject to CUSIP set up fees.

[2] Does not include hardware or third party software.

Optional Products

The Transfer Agent through its affiliate, DST Systems Inc., will optionally provide the following additional products to the Funds if elected by the Funds. The products that are listed are not required and may require that a separate written agreement be executed between the Funds and DST Systems, Inc.

FAN Mail[3]	
Monthly FAN Mail Access and Support Charge[4]	$500.00 per month
Per Record Charges	
Rep/Branch/ID	$0.018 per
Dealer	$0.012 per
Price Files	$0.002 per record; or $1.75 per User per Month whichever is less

[3]

Monthly Volume Discount Schedule Total Per Record Charges	**Percent Discount on Amount** Over Threshold
$0 - $2,500	0%
$2,501 - $5000	10%
$5,001 - $7,500	15%
$7,501 - $10,000	20%
$10,001 - $30,000	25%
$30,001 and over	50%

Gold & Platinum Level Discounts: An additional discount shall be applied to the usage fees paid by the Funds for (i) Basic FAN Mail Services and (ii) if the Funds are utilizing DST's Vision Services pursuant to the applicable DST agreement for such services.

Vision Services as follows: At the beginning of the next calendar year following the first calendar year in which the Funds have received Basic FAN Mail Services pursuant to the applicable DST agreement for such services, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by the Funds for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $15,000.00, the Funds shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:

Gold Level. Qualification: Average combined monthly usage fees paid by the Funds or Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less than $25,000.00. Discount: If the Funds receive only Basic FAN Mail Services, the discount for each billing cycle equals 10% of the usage fees billed for such billing cycle. If the Funds receive both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 2½% of Vision usage fees and an additional 2½% (that is 12½% total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Level. Qualification: Average combined monthly usage fees paid by the Funds for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually). Discount: If the Funds receive only Basic FAN Mail Services, the discount for each billing cycle equals 15% of the usage fees billed for such billing cycle. If the Funds receive both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 5% of Vision usage fees and an additional 2½% (that is 17½% total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Plus Level. Qualification: Average combined monthly usage fees paid by the Funds for Basic FAN Mail Services and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually). Discount: If the Funds receive only Basic FAN Mail Services, the discount for each billing cycle equals 25% of the usage fees billed for such billing cycle. If the Funds receive both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

[4] The monthly FAN Mail Access and Support Charge paid by the Funds shall not be included in the above amounts for purposes of determining monthly volume discounts.

Optional Products (continued)

SalesConnect

Data Management

Systematic and Manual Resolution	$6,000.00 per month

Base CRM Functions and Email Tracking[5]

Monthly Base Fee	$2,000.00 per month
Operator IDs	
0 to 5 IDs	No additional charge
6 to 20 IDs	$130.00 per ID per month
21 to 40 IDs	$120.00 per ID per month

Additional fees for optional monthly services will be determined based on specific Fund requirements. This includes but is not limited to, SalesConnect Reporting Database and/or additional conversion related services beyond basic setup. Examples of services that might incur an additional fee are development of new external trade/asset files, clean-up of historic account data, or new client specific enhancements.

Omnibus Transparency

Full Service Fees

Annual Technology Fee

Accountlets[6]	
0-500,000	$0.45 per accountlet per year
500,001-2,000,000	(Waived)
2,000,001 and greater	$0.10 per accountlet per year

Investigation Fee[7]

Accountlets	Base Fee/month
0-50,000	$1,500.00 (includes 25 investigations)
50,001-100,000	$2,000.00 (includes 50 investigations)
100,001 and greater	$2,500.00 (includes 100 investigations)

[5] Base CRM Functions include mobile but do not include certain additional features such as Outlook calendar integration.
[6] An accountlet is the underlying sub-position on a Financial Intermediary's system for an omnibus account.
[7] There is a $12.00 fee for each investigation that exceeds the allowance limit.

Optional Products (continued)

Vision Services[8]

ID Charges

IDs 1 through 500	$3.25 per month per ID for each of the first 500 IDs
IDs 501 through1,000	$3.00 per month per ID for each of the next 500 IDs
IDs 1,001 through 2,000	$2.75 per month per ID for each of the next 1000 IDs
IDs 2,001 through 3,450	$2.50 per month per ID for each of the next 1000 IDs
IDs over 3,451	No charge for additional IDs over 3,450

In accordance with the schedule above, ID Charges for each Affiliate of the Fund with a separate management code in the DST system cannot exceed a monthly maximum of $9,500.00.

Inquiry Charges

Initial Set-up Fee	None
Standard Per View Charge	$0.05/Per
Reduced Per View Charge	$0.025/Per
Monthly Minimum	None

A view is defined as the complete process of an information request sent to the underlying record keeping system, and the corresponding response returned from the underlying record-keeping system.

Statement Charges

Individual Statement Retrieval Charge	$0.05/Statement
Batch Statement Load Charge	$0.03/Image/Page
Monthly Statement Interface Support Charge[9]	$1,300.00
Monthly Minimum	None

E-Mail Alert Charges

Per E-Mail	$0.05 per email regardless of the number of confirmations included in the E-Mail

Transaction Processing Charges

Initial Setup Fee	
Existing FAN Users	$2,500.00
All Others	$5,000.00
Purchase, Redemption, Exchange & Maintenance	$0.10 per transaction
NSCC Reject Processing	$0.10/Reject
New Account Establishment	$0.35/Transaction
New Account Web Service Image Delivery	$0.65/image
Monthly Minimum Charge	The greater of $500.00 or actual usage charge

[8] Vision Volume Discounts (Discount Schedule monthly): $7,500 - $15,000 = 20%; $15,001 - $30,000 = 25%; $30,001 - $45,000 = 30%; $45,001 - + = 35%. The percentage discount is applied incrementally to the dollars associated with each breakpoint. Each Affiliate of the Funds with a separate management code in the DST system will be charged separately and will not be aggregated for purposes of ID Charges or Volume Discounts. An additional discount is applied to the net Fees (that is after Volume Discounts) paid by the Funds for DST's Vision Services if the Funds are utilizing DST's Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services.

[9] The Monthly Statement Interface Support Charge shall only be imposed if the Funds elect to offer electronic statements as a part of the Vision Services through a statement vendor, or proprietary offering, other than DST Output, LLC or a subsidiary of DST Output, LLC. If the Funds use DST Output, or a subsidiary of DST Output, LLC as its statement vendor, the Monthly Statement Interface Support Charge will be waived.